Exhibit 99.1

ADT Reports Fourth Quarter and Full Year 2022 Results

Continued strong sequential and year-over-year growth in revenue, up 21% for full year 2022 versus prior year
Fourth consecutive quarter of record high customer retention and recurring monthly revenue balance
Improving capital efficiency with record revenue payback
Driving momentum into 2023 with expected continued growth in revenue, earnings and cash flows

BOCA RATON, Fla., Feb. 28, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the fourth quarter and full year of 2022.

Financial highlights for the fourth quarter and full year of 2022 are listed below. Variances are on a year-over-year basis unless otherwise noted.

Fourth Quarter 2022
•Total revenue of $1.6 billion, up 19% or 8% excluding Solar, and end-of-period recurring monthly revenue (RMR) of $374 million, up 4%
•Record high customer retention with gross customer revenue attrition at a record low of 12.5%
•Record revenue payback of 2.1 years
•GAAP net income of $151 million, or $0.16 per diluted share, up $209 million
•Adjusted net income of $92 million, or $0.10 per diluted share, up $118 million
•Adjusted EBITDA of $629 million, up $54 million or 9%

Full Year 2022
•Total revenue of $6.4 billion, up 21% or 7% excluding Solar
•GAAP net income of $173 million, or $0.19 per diluted share, up $513 million
•Adjusted net income of $218 million, or $0.24 per diluted share, up $410 million
•Adjusted EBITDA of $2,447 million, up $234 million or 11%

“2022 was a very strong year for ADT. We delivered strong results with top-line growth while setting records in customer retention, recurring monthly revenue balance and revenue payback. Our results reflect the progress ADT is making as we shift from a traditional security company towards an innovative business poised for accelerating growth in new markets,” said ADT President and CEO, Jim DeVries. “We concluded the year with positive momentum in our business, along with launching our partnership with State Farm and advancing our strategic relationship with Google. As we advance into 2023 we are forecasting solid growth in revenue, earnings and free cash flow, continuing our positive trajectory across our businesses and demonstrating progress on our 2025 goals.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Continued growth of RMR – The end-of-period RMR balance was $374 million, representing a 4% increase over the prior year period. Approximately 80% of total Consumer and Small Business (CSB) and Commercial revenue was generated from this durable recurring revenue.
•Maintaining record customer retention and revenue payback – With strong customer satisfaction, trailing 12-month gross customer revenue attrition was 12.5%, a 60-basis-point improvement versus the prior year period, and revenue payback ended 2022 at 2.1 years.
Innovative Offerings
•ADT+ and ADT Self Setup launch – In early 2023, ADT introduced the new ADT+ app and ADT Self Setup line of DIY smart home security products which seamlessly integrate the security and protection of ADT with the helpful convenience of Google Nest. The ADT+ app was named a CES 2023 Innovation Award Honoree and represents a historic shift in home security. ADT Self Setup enables customers to build and customize the perfect DIY system for their smart home or apartment needs.
•Enhanced Google offerings – As part of ADT’s partnership with Google, the Company nationally sells, installs, and services a full suite of Google Nest products, including doorbells, cameras, thermostats, and smart displays. During 2022, the attachment rate for the Nest Doorbell was approximately 50% and Nest cameras are currently realizing a 30% increase in cameras per home, helping drive a 26% increase in residential installation revenue per unit as compared to the prior year period.
•State Farm home protection partnership and equity investment – In 2022, ADT announced the closing of a $1.2 billion equity investment by State Farm in conjunction with flagship partnership to reimagine the homeownership experience through innovation and the application of smart home technology to detect and mitigate property losses. Exclusive offers to State Farm policy holders in select markets are expected to launch in the second quarter of 2023. In addition to its equity investment, State Farm committed up to $300 million to fund product and technology innovation, customer growth, and marketing activities in connection with the partnership.

Unrivaled Safety
•Keeping employees safe with SoSecure Pro – ADT introduced an all-new enterprise mobile safety app, SoSecure PRO. SoSecure PRO enables companies to enhance workplace safety for employees on site and on the go. The app features innovative safety tools like location sharing, SOS Call/Chat or Video, Safety Timer, and Voice Activation, helping companies to keep their employees safe.
•Intelligent autonomous security solutions – EvoGuard by ADT Commercial, unveiled at CES in January, is a new suite of intelligent autonomous guarding solutions and services, currently in development, aimed at helping to cost-effectively enhance corporate security programs, while responding to high turnover rates and ongoing labor shortages in the guarding market.

Premium Experience
•ADT Virtual Assistance – The Company completed more than one million Virtual Assistance appointments since the program’s launch in 2021. Nearly 40% of ADT service requests in 2022 were virtual, generating high customer satisfaction at a lower cost to the Company while also reducing the Company’s carbon footprint by eliminating thousands of vehicles trips each day. This program is a meaningful contributor to the Adjusted EBITDA margin expansion in the CSB segment.
Progress on our ESG Journey
•Giving back in 2022 – In 2022, ADT realigned its charitable giving and volunteerism to focus on creating safer, smarter and more sustainable communities with donations to Requity, a Baltimore-based nonprofit providing vocational education and workforce development, the American Red Cross for Hurricane Ian disaster relief and Habitat for Humanity. In total, ADT donated $850,000 to charity in 2022.
•ADT’s first annual CDP Climate Change Disclosure – ADT achieved a CDP score at the “Awareness” level, in line with the North American regional average, including the commercial and consumer services sector.

2023 FINANCIAL OUTLOOK
The Company is providing the following financial guidance for 2023, with all metrics representing an improvement over 2022 performance:

(in millions)
Total Revenue	$6,600 - $6,850
Adjusted EBITDA	$2,525 - $2,625
Adjusted EPS	$0.30 - $0.40
Adjusted Free Cash Flow (including interest rate swaps)	$600 - $700
Adjusted Free Cash Flow	$525 - $625
See Note (1) for an explanation of why the Company is not providing a quantitative reconciliation of its non-GAAP financial outlook to the corresponding GAAP measures.

TOTAL COMPANY RESULTS (2)(3)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	GAAP
Total revenue	$1,645	$1,381	$6,395	$5,307
Net income (loss)	$151	$(58)	$173	$(341)
Net cash provided by (used in) operating activities	$567	$494	$1,888	$1,650
Net cash provided by (used in) investing activities	$(324)	$(525)	$(1,533)	$(1,696)
Net cash provided by (used in) financing activities	$71	$(4)	$(15)	$(128)
Net income (loss) per share of Common Stock - diluted	$0.16	$(0.07)	$0.19	$(0.41)
Net income (loss) per share of Class B Common Stock - diluted	$0.16	$(0.07)	$0.19	$(0.41)
	Other Measures
Adjusted EBITDA	$629	$574	$2,447	$2,213
Adjusted Free Cash Flow	$269	$176	$558	$465
Adjusted Net Income (Loss)	$92	$(25)	$218	$(191)
Adjusted Diluted Net Income (Loss) per share	$0.10	$(0.03)	$0.24	$(0.25)
Trailing twelve-month revenue payback			2.1 years	2.3 years
Trailing twelve-month gross customer revenue attrition			12.5%	13.1%
End of period RMR			$374	$359
SEGMENT RESULTS (3)
CSB

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Monitoring and related services	$1,024	$981	$43	4%	$4,050	$3,873	$177	5%
Security installation, product, and other	93	68	25	37%	329	273	56	21%
Total CSB revenue	$1,117	$1,049	$68	6%	$4,379	$4,146	$233	6%

Adjusted EBITDA	$581	$553	$28	5%	$2,315	$2,111	$204	10%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	52%	53%			53%	51%
Total CSB revenue was $1,117 million for the fourth quarter and $4,379 million for the full year, up 6% versus the prior year for both periods. This performance was driven primarily by an increase in monitoring and related services (M&S) revenue resulting from higher average pricing, subscriber growth initiatives, and improved customer retention.
CSB Adjusted EBITDA increased 5% to $581 million in the fourth quarter and increased 10% to $2,315 million for the full year 2022. These improvements were driven by higher M&S revenue and improved cost performance. The Company’s Virtual Assistance program allowed ADT to reduce service costs for the full year even as the Company achieved an increase in subscribers and RMR.

Commercial

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Monitoring and related services	$139	$122	$17	14%	$539	$474	$65	14%
Security installation, product, and other	189	162	27	17%	691	639	52	8%
Total Commercial revenue	$328	$284	$44	15%	$1,230	$1,114	$116	10%

Adjusted EBITDA	$38	$16	$22	137%	$127	$96	$31	32%
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	12%	6%			10%	9%
Total Commercial revenue was $328 million for the fourth quarter and $1,230 million for the full year, up 15% and 10%, respectively, versus prior year. Improvements were driven by an increase in product and service prices as well as strong installation and sales performance.
Commercial Adjusted EBITDA increased 137% to $38 million in the fourth quarter and increased 32% to $127 million for the full year 2022. These improvements were driven by higher revenue, which was partially offset by the impact of cost inflation on materials, labor, and fuel.

Solar

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Solar installation, product, and other	$200	$47	$153	N/M	$786	$47	$739	N/M
Total Solar revenue	$200	$47	$153	N/M	$786	$47	$739	N/M

Adjusted EBITDA	$10	$6	$4	N/M	$5	$6	$—	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	5%	12%			1%	12%
Note: Sunpro Solar, now referred to as ADT Solar, was acquired on December 8, 2021. M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the fourth quarter was $200 million and $786 million for the full year. ADT solar installed over 20,000 systems in 2022, an increase of 18% year over year compared to legacy Sunpro.
Solar Adjusted EBITDA was $10 million for the fourth quarter and $5 million for the full year 2022. Full year Adjusted EBITDA was negatively impacted by installation delays associated with a third-party lender’s insolvency in the second quarter and cost inefficiencies from lower install throughput.

BALANCE SHEET, CASH, AND LIQUIDITY
Net cash provided by operating activities during the fourth quarter of 2022 was $567 million with Adjusted Free Cash Flow of $269 million. For the full year of 2022, net cash provided by operating activities was $1,888 million with Adjusted Free Cash Flow of $558 million, up 14% and 20%, respectively, versus the prior year period. The company returned $127 million to shareholders in dividends during 2022.
At the end of the fourth quarter of 2022, the Company had total debt of $9.8 billion with continued improvements in GAAP and adjusted leverage ratios. The Company ended the year with no outstanding revolver borrowings.
On Feb. 10, 2023, the Company provided a partial redemption notice to pay off $600 million of the $700 million ADT Notes due 2023, using the $600 million Term Loan A facility which the Company expects to draw down on March 15, 2023. The Company expects to redeem the remaining $100 million of the ADT Notes due 2023 with cash on hand on or before maturity in June 2023. The Company has no other significant debt maturities remaining in 2023.

DIVIDEND DECLARATION
Effective Feb. 28, 2023, the Company’s Board of Directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of March 16, 2023. This dividend will be paid on April 4, 2023.
_____________________

(1)
The Company is not providing a quantitative reconciliation of its 2023 financial outlook for Adjusted EBITDA, Adjusted Diluted Net Income (Loss) per Share (“Adjusted EPS”), Adjusted Free Cash Flow, and Adjusted Free Cash Flow (including interest rate swaps) to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because the Company is unable to reliably predict or estimate these GAAP measures without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

(2)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow (including interest rate swaps), Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(3)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10:00 a.m. ET today to discuss the Company’s fourth quarter and full year 2022 results and lead a question-and-answer session.
Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-888-660-6144 (domestic) or 1-929-203-0865 (international) and requesting the ADT Fourth Quarter 2022 Earnings Conference Call. An audio replay will be available for two weeks following the call and can be accessed by dialing 1-800-770-2030 (domestic) or 1-647-362-9199 (international) and providing the passcode 5974526.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home, security and rooftop solar professionals in the United States, we empower people to protect and connect what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

Forward-Looking Statements
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to the equity investment by and long term partnership with State Farm and the anticipated impact of these on our business and financial condition, our relationships with other insurance companies, and the market price of our Common Stock; anticipated financial performance, including our ability to achieve our stated guidance metrics and our progress toward our 2025 goals; management’s plans and objectives for future operations; our acquisition of Sunpro Solar, now ADT Solar, and its anticipated impact on our business and financial condition; business prospects; market conditions; our ability to successfully respond to the challenges posed by the COVID-19 Pandemic; our strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the expected timing of product commercialization with State Farm or any changes thereto; the successful internal development, commercialization, and timing of our next generation platform and innovative offerings; the successful commercialization of our joint venture with Ford; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to the achievement of potential benefits of the equity investment by and long term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers; risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships; ADT's ability to successfully commercialize any joint products with State Farm or with Google; the Company's ability to successfully utilize the incremental funding committed by State Farm or Google; risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business; the Company’s ability to commercialize its joint venture with Ford; the Company’s ability to continuously and successfully commercialize innovative offerings; the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company; and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenue:
Monitoring and related services	$1,163	$1,103	$59	5%	$4,589	$4,348	$242	6%
Security installation, product, and other	283	231	52	23%	1,020	912	108	12%
Solar installation, product, and other	200	47	153	N/M	786	47	739	N/M
Total revenue	1,645	1,381	264	19%	6,395	5,307	1,088	21%
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Monitoring and related services	231	231	—	—%	918	913	5	1%
Security installation, product, and other	178	150	28	19%	620	602	18	3%
Solar installation, product, and other	119	35	84	N/M	502	35	467	N/M
Total cost of revenue	528	415	113	27%	2,040	1,550	490	32%
Selling, general, and administrative expenses	480	445	35	8%	1,930	1,789	141	8%
Depreciation and intangible asset amortization	412	491	(79)	(16)%	1,694	1,915	(221)	(12)%
Merger, restructuring, integration, and other	19	19	—	—%	22	38	(16)	(41)%
Goodwill impairment	—	—	—	—%	149	—	149	N/M
Operating income (loss)	206	10	196	N/M	560	15	545	N/M
Interest expense, net	(147)	(110)	(37)	34%	(265)	(458)	192	(42)%
Loss on extinguishment of debt	—	—	—	—%	—	(37)	37	N/M
Other income (expense)	96	3	92	N/M	(58)	8	(66)	N/M
Income (loss) before income taxes and equity in net earnings (losses) of equity method investee	155	(96)	251	N/M	237	(471)	709	N/M
Income tax benefit (expense)	(1)	38	(39)	N/M	(60)	130	(191)	N/M
Income (loss) before equity in net earnings (losses) of equity method investee	154	(58)	211	N/M	177	(341)	518	N/M
Equity in net earnings (losses) of equity method investee	(2)	—	(2)	N/M	(5)	—	(5)	N/M
Net income (loss)	$151	$(58)	$209	N/M	$173	$(341)	$513	N/M

Net income (loss) per share - basic:
Common Stock	$0.17	$(0.07)			$0.19	$(0.41)
Class B Common Stock	$0.17	$(0.07)			$0.19	$(0.41)

Weighted-average shares outstanding - basic:
Common Stock	851	787			848	771
Class B Common Stock	55	55			55	55

Net income (loss) per share - diluted:
Common Stock	$0.16	$(0.07)			$0.19	$(0.41)
Class B Common Stock	$0.16	$(0.07)			$0.19	$(0.41)

Weighted-average shares outstanding - diluted:
Common Stock	922	787			915	771
Class B Common Stock	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$257	$24
Restricted cash and restricted cash equivalents	116	9
Accounts receivable, net	597	442
Inventories, net	329	277
Work-in-progress	81	71
Prepaid expenses and other current assets	341	169
Total current assets	1,722	993
Property and equipment, net	376	364
Subscriber system assets, net	3,061	2,868
Intangible assets, net	5,092	5,413
Goodwill	5,819	5,943
Deferred subscriber acquisition costs, net	1,080	850
Other assets	724	463
Total assets	$17,873	$16,894

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$872	$118
Accounts payable	487	475
Deferred revenue	403	374
Accrued expenses and other current liabilities	900	737
Total current liabilities	2,661	1,703
Long-term debt	8,957	9,575
Deferred subscriber acquisition revenue	1,645	1,199
Deferred tax liabilities	905	867
Other liabilities	272	301
Total liabilities	14,440	13,646

Total stockholders' equity	3,433	3,249
Total liabilities and stockholders' equity	$17,873	$16,894
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$151	$(58)	$173	$(341)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	412	491	1,694	1,915
Amortization of deferred subscriber acquisition costs	45	35	163	126
Amortization of deferred subscriber acquisition revenue	(68)	(49)	(244)	(172)
Share-based compensation expense	17	15	67	61
Deferred income taxes	(17)	(37)	31	(139)
Provision for losses on receivables and inventory	45	9	114	38
Loss on extinguishment of debt	—	—	—	37
Goodwill, intangible, and other asset impairments	4	1	155	19
Unrealized (gain) loss on interest rate swap contracts	11	(42)	(302)	(158)
Change in fair value of other financial instruments	(94)	—	63	—
Other non-cash items, net	22	49	124	149
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(89)	(89)	(394)	(324)
Deferred subscriber acquisition revenue	73	75	329	277
Other, net	56	95	(85)	161
Net cash provided by (used in) operating activities	567	494	1,888	1,650
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(121)	(163)	(622)	(675)
Subscriber system asset expenditures	(162)	(176)	(735)	(695)
Purchases of property and equipment	(41)	(42)	(177)	(168)
Acquisition of businesses, net of cash acquired	—	(147)	(13)	(164)
Proceeds from sale of business, net of cash sold	—	2	27	2
Other investing, net	—	—	(13)	4
Net cash provided by (used in) investing activities	(324)	(525)	(1,533)	(1,696)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	1,180	—	1,180	—
Proceeds from long-term borrowings	70	185	550	1,196
Proceeds from receivables facility	65	136	277	254
Proceeds from opportunity fund	101	—	101	—
Repurchases of common stock	(1,200)	—	(1,200)	—
Repayment of long-term borrowings, including call premiums	(77)	(167)	(605)	(1,219)
Repayment of receivables facility	(40)	(102)	(121)	(130)
Dividends on common stock	(32)	(29)	(127)	(116)
Payments on finance leases	(11)	(10)	(45)	(32)
Payments on interest rate swaps	8	(14)	(19)	(56)
Other financing, net	8	(3)	(5)	(24)
Net cash provided by (used in) financing activities	71	(4)	(15)	(128)
Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net increase (decrease) during the period	314	(35)	340	(174)
Beginning balance	60	68	33	208
Ending balance	$374	$33	$374	$33
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Revenue by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
CSB:
Monitoring and related services	$1,024	$981	$4,050	$3,873
Security installation, product, and other	93	68	329	273
Total CSB	$1,117	$1,049	$4,379	$4,146

Commercial:
Monitoring and related services	$139	$122	$539	$474
Security installation, product, and other	189	162	691	639
Total Commercial	$328	$284	$1,230	$1,114

Solar:
Solar installation, product, and other	$200	$47	$786	$47
Total Solar	$200	$47	$786	$47

Total Revenue	$1,645	$1,381	$6,395	$5,307
Adjusted EBITDA by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
CSB	$581	$553	$2,315	$2,111
Commercial	38	16	127	96
Solar	10	6	5	6
Total	$629	$574	$2,447	$2,213
Adjusted EBITDA Margin by Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
CSB (as a % of Total CSB Revenue)	52%	53%	53%	51%
Commercial (as a % of Total Commercial Revenue)	12%	6%	10%	9%
Solar (as a % of Total Solar Revenue)	5%	12%	1%	12%
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2023, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted EPS to net income (loss), and Adjusted Free Cash Flow and Adjusted Free Cash Flow (including interest rate swaps) to net cash provided by operating activities, which are the most directly comparable respective GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net income (loss)	$151	$(58)	$173	$(341)
Interest expense, net	147	110	265	458
Income tax expense (benefit)	1	(38)	60	(130)
Depreciation and intangible asset amortization	412	491	1,694	1,915
Amortization of deferred subscriber acquisition costs	45	35	163	126
Amortization of deferred subscriber acquisition revenue	(68)	(49)	(244)	(172)
Share-based compensation expense	17	15	67	61
Merger, restructuring, integration and other	19	19	22	38
Goodwill impairment(1)	—	—	149	—
Loss on extinguishment of debt	—	—	—	37
Change in fair value of other financial instruments(2)	(94)	—	63	—
Radio conversion costs, net(3)	(3)	40	3	211
Acquisition-related adjustments(4)	(1)	12	35	13
Other, net(5)	3	(2)	(4)	(3)
Adjusted EBITDA	$629	$574	$2,447	$2,213

Net income (loss) to total revenue ratio	9%	(4)%	3%	(6)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	38%	42%	38%	42%
Note: amounts may not sum due to rounding
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(1) Represents a goodwill impairment charge related to the Solar reporting unit in Q3 2022.
(2) In connection with the State Farm investment, amounts represent the change in fair value of a contingent forward purchase contract related to the tender offer during 2022.
(3) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Primarily represents amortization of the customer backlog intangible asset during Q4 2021 and Q1 2022 related to the ADT Solar Acquisition.
(5) During the twelve months ended December 31, 2022, primarily represents the gain on sale of a business.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, Adjusted Free Cash Flow including interest rate swaps, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends. Adjusted Free Cash Flow including interest rate swaps reflects Adjusted Free Cash Flow plus net cash settlements on interest rate swaps presented within net cash provided by (used in) financing activities.
We believe the presentations of these non-GAAP measures are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. We believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends. Further, Adjusted Free Cash Flow including interest rate swaps is a useful measure of Adjusted Free Cash Flow inclusive of all cash interest.
There are material limitations to using these non-GAAP measures. These non-GAAP measures adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. These non-GAAP measures are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$567	$494	$1,888	$1,650
Net cash provided by (used in) investing activities	$(324)	$(525)	$(1,533)	$(1,696)
Net cash provided by (used in) financing activities	$71	$(4)	$(15)	$(128)

Net cash provided by (used in) operating activities	$567	$494	$1,888	$1,650
Dealer generated customer accounts and bulk account purchases	(121)	(163)	(622)	(675)
Subscriber system asset expenditures	(162)	(176)	(735)	(695)
Purchases of property and equipment	(41)	(42)	(177)	(168)
Free Cash Flow	243	114	355	112
Net proceeds from receivables facility	25	33	156	123
Financing and consent fees	—	—	—	4
Restructuring and integration payments(1)	4	2	17	11
Integration-related capital expenditures	—	1	1	10
Radio conversion costs, net(2)	(6)	25	4	198
Other, net(3)	3	—	24	7
Adjusted Free Cash Flow	$269	$176	$558	$465
Interest rate swaps presented within financing activities(4)	8	(14)	(19)	(56)
Adjusted Free Cash Flow including interest rate swaps	$277	$162	$539	$409
Note: amounts may not sum due to rounding
_______________________
(1) During the twelve months ended December 31, 2022, primarily represents CSB restructuring costs and ADT Solar integration costs.
(2) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(3) During the twelve months ended December 31, 2022, primarily represents $16 million of acquisition costs related to the ADT Solar acquisition.
(4) Includes net settlements related to interest rate swaps with an other-than-insignificant financing element at inception, which is presented within net cash provided by (used in) financing activities.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per Share, and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments, impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our net income (loss) and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2022	2021	2022	2021
Net income (loss)	$151	$(58)	$173	$(341)
Merger, restructuring, integration, and other	19	19	22	38
Goodwill impairment(1)	—	—	149	—
Loss on extinguishment of debt	—	—	—	37
Change in fair value of other financial instruments(2)	(94)	—	63	—
Radio conversion costs, net(3)	(3)	40	3	211
Share-based compensation expense	17	15	67	61
Unrealized (gain) loss on interest rate swaps(4)	11	(42)	(302)	(158)
Acquisition-related adjustments(5)	(1)	12	35	13
Other, net	3	(2)	(4)	(3)
Tax impact on adjustments	(11)	(9)	11	(50)
Adjusted Net Income (Loss)	$92	$(25)	$218	$(191)

Weighted-average shares outstanding - diluted(6):
Common Stock	922	787	915	771
Class B Common Stock	55	55	55	55

Net income (loss) per share - diluted:
Common Stock	$0.16	$(0.07)	$0.19	$(0.41)
Class B Common Stock	$0.16	$(0.07)	$0.19	$(0.41)

Adjusted Diluted Net Income (Loss) per share(7)	$0.10	$(0.03)	$0.24	$(0.25)
Note: amounts may not sum due to rounding.
_______________________
(1) Represents a goodwill impairment charge related to the Solar reporting unit in Q3 2022.
(2) In connection with the State Farm investment, amounts represent the change in fair value of a contingent forward purchase contract related to the tender offer during 2022.
(3) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(5) Primarily represents amortization of the customer backlog intangible asset during Q4 2021 and Q1 2022 related to the ADT Solar Acquisition.
(6) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(7) Calculated as Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Leverage Ratios and Reconciliation to GAAP Debt to Net Income (Loss) Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure. We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Debt to Net Income (Loss) Leverage Ratio:

(in millions)	December 31, 2022	December 31, 2021
Total debt (book value)	$9,829	$9,693
LTM net income (loss)	$173	$(341)
Debt to net income (loss) leverage ratio	56.9x	(28.4x)

Net debt and Net Leverage Ratio:

(in millions)	December 31, 2022	December 31, 2021
Revolver	$—	$25
First lien term loan	2,730	2,758
First lien notes	5,550	5,550
Receivables facility	355	199
Finance leases	95	93
Other	2	5
Total first lien debt	$8,732	$8,630
Second lien notes	1,300	1,300
Total debt(1)	$10,032	$9,930

Less:
Cash and cash equivalents	(257)	(24)
Receivables Facility	(355)	(199)
Net debt	$9,420	$9,706

LTM Adjusted EBITDA	$2,447	$2,213
Net leverage ratio(2)	3.9x	4.4x
Note: amounts may not sum due to rounding
_______________________
(1) Debt instruments are stated at face value.
(2) Beginning Q4 2021, net leverage ratio excludes the Receivables Facility.